Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement Nos. 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8 of Sprint Corporation and subsidiaries of our report dated February 21, 2014, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries as of December 31, 2012 and for each of the two years in the period ended December 31, 2012 appearing in this Current Report on Form 8-K of Sprint Corporation dated June 18, 2014.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
June 18, 2014